Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Brad Carmony 901-568-3088 bcarmony@unum.com
INVESTORS	Tom White 423-294-8996 tawhite@unum.com

Unum Group Reports Fourth Quarter 2019 Results

CHATTANOOGA, Tenn. (February 4, 2020) - Unum Group (NYSE: UNM) today reported net income of $296.2 million ($1.44 per diluted common share) for the fourth quarter of 2019, compared to net income of $249.1 million ($1.15 per diluted common share) for the fourth quarter of 2018.
Included in net income for the fourth quarter of 2019 are after-tax costs related to the early retirement of debt of $1.7 million ($0.01 per diluted common share), as well as a net after-tax realized investment gain on the Company’s investment portfolio of $7.2 million ($0.04 per diluted common share). Included in net income for the fourth quarter of 2018 is a net after-tax realized investment loss on the Company's investment portfolio of $32.6 million ($0.15 per diluted common share). Excluding the items above, after-tax adjusted operating income was $290.7 million ($1.41 per diluted common share) in the fourth quarter of 2019, compared to $281.7 million ($1.30 per diluted common share) in the fourth quarter of 2018.
“Unum wrapped up 2019 on a positive note with solid results in the fourth quarter. Healthy profit margins were driven by a mix of steady premium growth, stable benefits experience, and focus on expense management,” said Richard P. McKenney, president and chief executive officer. “Looking forward, we will remain focused on accelerating growth to meet the growing need for our products in the marketplace and to position Unum for ongoing success.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses and certain other items. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.
Unum US Segment
Unum US reported adjusted operating income of $263.1 million in the fourth quarter of 2019, an increase of 5.8 percent from $248.7 million in the fourth quarter of 2018. Premium income for the segment increased 5.1 percent to $1,508.3 million in the fourth quarter of 2019, compared to premium income of $1,435.1 million in the fourth quarter of 2018. Net investment income for the segment increased 0.7 percent to $189.0 million in the fourth quarter of 2019, compared to $187.7 million in the fourth quarter of 2018.
Within the Unum US operating segment, the group disability line of business reported a 2.9 percent increase in adjusted operating income to $83.0 million in the fourth quarter of 2019, compared to $80.7 million in the fourth quarter of 2018. Premium income for the group disability line of business increased 5.7 percent to $657.5 million in the fourth quarter of 2019, compared to $622.1 million in the fourth quarter of 2018, driven by prior period sales growth in both product lines and higher persistency in the group short-term disability product line. Net investment income was $103.1 million in the fourth quarter of 2019, which was generally consistent with the $102.7 million of net investment income in the fourth quarter of 2018. The benefit ratio for the fourth quarter of 2019 was 74.0 percent, compared to 76.2 percent in the fourth quarter of 2018, due primarily to favorable claim recovery experience in the group long-term disability product line, partially offset by higher claims incidence. Group long-term disability sales were $132.1 million in the fourth quarter of 2019, a decrease of 10.3 percent from $147.3 million in the fourth quarter of 2018. Group short-term disability sales were $81.2 million in the fourth quarter of 2019, compared to $80.9 million in the fourth quarter of 2018. Persistency in the group long-term disability product line was 90.7 percent for full year 2019, compared to 90.9 percent for full year 2018. Persistency in the group short-term disability product line was 89.8 percent for full year 2019, compared to 87.2 percent for full year 2018.
The group life and accidental death and dismemberment line of business reported adjusted operating income of $68.2 million in the fourth quarter of 2019, an increase of 6.1 percent from $64.3 million in the fourth quarter of 2018. Premium income for this line of business increased 4.8 percent to $454.1 million in the fourth quarter of 2019, compared to $433.5 million in the fourth quarter of 2018, due primarily to prior period sales growth. Net investment income increased 6.5 percent to $27.8 million in the fourth quarter of 2019, compared to $26.1 million in the fourth quarter of 2018, due primarily to a higher level of invested assets and higher miscellaneous investment income, partially offset by a decline in yield on invested assets. The benefit ratio in the fourth quarter of 2019 was 71.7 percent, compared to 71.6 percent in the fourth quarter of 2018. Sales of group life and accidental death and dismemberment products decreased 13.6 percent in the fourth

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

quarter of 2019 to $133.0 million, compared to $153.9 million in the fourth quarter of 2018. Persistency in the group life product line was 90.6 percent for full year 2019, compared to 91.2 percent for full year 2018. Persistency in the accidental death and dismemberment product line was 89.9 percent for both full year 2019 and full year 2018.
The supplemental and voluntary line of business reported an increase of 7.9 percent in adjusted operating income to $111.9 million in the fourth quarter of 2019, compared to $103.7 million in the fourth quarter of 2018. Premium income for the supplemental and voluntary line of business increased 4.5 percent to $396.7 million in the fourth quarter of 2019, compared to $379.5 million in the fourth quarter of 2018. This increase was driven primarily by prior period sales growth and the continued expansion of our dental and vision product line, partially offset by unfavorable persistency across all business lines. Net investment income decreased 1.4 percent to $58.1 million in the fourth quarter of 2019, compared to $58.9 million in the fourth quarter of 2018, due to a decline in yield on invested assets, partially offset by growth in the level of invested assets. The benefit ratio for the individual disability product line was 50.6 percent for the fourth quarter of 2019, compared to 51.2 percent for the fourth quarter of 2018, due to a lower average claim size and favorable claim recoveries. The benefit ratio for the voluntary benefits product line was 45.6 percent in the fourth quarter of 2019, compared to 43.6 percent for the fourth quarter of 2018, due to unfavorable claims experience across all product lines. The benefit ratio for the dental and vision product line was 71.1 percent for the fourth quarter of 2019, compared to 67.3 percent for the fourth quarter of 2018, due to higher utilization. Relative to the fourth quarter of 2018, sales in the individual disability product line decreased 4.9 percent in the fourth quarter of 2019 to $19.3 million. Sales in the voluntary benefits product line declined 12.0 percent in the fourth quarter of 2019 to $47.6 million. Sales in the dental and vision product line totaled $35.2 million for the fourth quarter of 2019, an increase of 6.3 percent compared to the fourth quarter of 2018. Persistency in the individual disability product line was 89.8 percent for full year 2019, compared to 90.3 percent for full year 2018. Persistency in the voluntary benefits product line was 73.2 percent for full year 2019, compared to 75.9 percent for full year 2018. Persistency in the dental and vision product line was 82.6 percent for full year 2019, compared to 84.5 percent for full year 2018.
Unum International
The Unum International segment reported adjusted operating income of $23.9 million in the fourth quarter of 2019, a decrease of 21.4 percent from $30.4 million in the fourth quarter of 2018.
Premium income increased 8.7 percent to $165.6 million in the fourth quarter of 2019, compared to $152.3 million in the fourth quarter of 2018. Net investment income was $28.6 million in the fourth quarter of 2019, compared to $31.1 million in the fourth quarter of 2018.
Sales increased 13.8 percent to $28.1 million in the fourth quarter of 2019, compared to $24.7 million in the fourth quarter of 2018.
The Unum UK line of business reported adjusted operating income, in local currency, of £17.4 million in the fourth quarter of 2019, a decrease of 21.6 percent from £22.2 million in the fourth quarter of 2018.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Premium income was £113.9 million in the fourth quarter of 2019, an increase of 8.6 percent from £104.9 million in the fourth quarter of 2018, driven by higher overall persistency, sales growth, and the impact of rate increases in the group long-term disability product line. Net investment income was £20.9 million in the fourth quarter of 2019, a decrease of 8.7 percent from £22.9 million in the fourth quarter of 2018, due to lower investment income from inflation index-linked bonds, which we invest in to support the claim reserves associated with certain of our group policies that provide for inflation-linked increases in benefits, and a lower yield on fixed-rate bonds, partially offset by a higher level of invested assets. The benefit ratio in the fourth quarter of 2019 was 77.3 percent, compared to 74.6 percent in the fourth quarter of 2018, due to unfavorable claims experience in both the group long-term disability and group life product lines partially offset by lower inflation-linked increases in benefits. Sales increased 13.9 percent to £18.9 million in the fourth quarter of 2019, compared to £16.6 million in the fourth quarter of 2018. Persistency in the group long-term disability product line was 89.9 percent for full year 2019, compared to 87.8 percent for full year 2018. Persistency in the group life product line was 89.0 percent for full year 2019, compared to 88.5 percent for full year 2018. Persistency in the supplemental product line was 89.9 percent for full year 2019, compared to 93.1 percent for full year 2018.
Colonial Life Segment
Colonial Life reported a 2.7 percent increase in adjusted operating income to $87.7 million in the fourth quarter of 2019, compared to $85.4 million in the fourth quarter of 2018. Premium income increased 3.6 percent to $424.9 million in the fourth quarter of 2019, compared to $410.1 million in the fourth quarter of 2018, driven primarily by prior period sales growth, which includes the continued expansion of our dental and vision products, partially offset by a lower level of persistency. Net investment income totaled $37.0 million in the fourth quarter of 2019, which was consistent with the fourth quarter of 2018. The benefit ratio was 51.5 percent in the fourth quarter of 2019, which was generally consistent with the benefit ratio of 51.6 percent in the fourth quarter of 2018.
Sales totaled $209.7 million in the fourth quarter of 2019, compared to $204.4 million in the fourth quarter of 2018. Persistency in Colonial Life was 77.0 percent for full year 2019, compared to 78.1 percent for full year 2018.
Closed Block Segment
The Closed Block segment reported adjusted operating income of $46.1 million in the fourth quarter of 2019, compared to $34.8 million in the fourth quarter of 2018.
Premium income for this segment declined 4.5 percent in the fourth quarter of 2019, compared to the fourth quarter of 2018, due primarily to policy terminations and maturities, partially offset by premium rate increases on certain in-force business in the long-term care line of business. Net investment income increased 3.1 percent to $356.6 million in the fourth quarter of 2019, compared to $345.8 million in the fourth quarter of 2018, driven primarily by an increase in the level of invested assets in the long-term care line of business, partially offset by a lower yield. The interest adjusted loss ratio for the long-term care line of business was 86.7

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

percent in the fourth quarter of 2019, compared to an interest adjusted loss ratio of 83.2 percent in the fourth quarter of 2018, driven primarily by favorable claims incidence in the fourth quarter of 2018. The interest adjusted loss ratio for the long-term care line of business for full year 2019 was 88.1 percent, which remains within our expected range. The interest adjusted loss ratio for the individual disability line of business was 74.7 percent in the fourth quarter of 2019, compared to 81.2 percent in the fourth quarter of 2018, driven primarily by overall favorable claims activity.
Corporate Segment
The Corporate segment reported an adjusted operating loss of $50.5 million in the fourth quarter of 2019, which excludes the cost related to the early retirement of debt of $2.1 million, compared to an adjusted operating loss of $48.2 million in the fourth quarter of 2018.
OTHER INFORMATION
Shares Outstanding
The Company’s weighted average number of shares outstanding, assuming dilution, was 205.7 million for the fourth quarter of 2019, compared to 217.4 million for the fourth quarter of 2018. Shares outstanding totaled 202.9 million at December 31, 2019. During the fourth quarter of 2019, the Company repurchased 3.3 million shares at a cost of $100.1 million.
Capital Management
At December 31, 2019, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 365 percent, and cash and marketable securities in the holding companies equaled $863.0 million.
Book Value
Book value per common share as of December 31, 2019 was $49.10, compared to $40.19 at December 31, 2018.
Outlook
The Company expects after-tax adjusted operating income growth per share for full-year 2020 to be within the range of 4 percent to 7 percent.
NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and certain other items as specified in the reconciliations in the

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

Financial Highlights section below.  We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals. We exclude these items as we believe them to be infrequent or unusual in nature, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.
Information reconciling the Company’s outlook on after-tax adjusted operating income growth per share to the comparable GAAP financial measure is not provided. The only amounts excluded from after-tax adjusted operating income are those described in the preceding paragraphs. The Company is unable to predict with reasonable certainty realized investment gains and losses, which are affected by overall market conditions and also by factors such as an economic or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant improvement or deterioration in the cash flows of the issuer, unforeseen accounting irregularities or fraud committed by an issuer, movement in credit spreads, ratings upgrades or downgrades, a change in the issuer’s marketplace or business prospects, or any other event that significantly affects the issuers of the fixed maturity securities which the Company holds in its investment portfolio.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Wednesday, February 5, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the fourth quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (800) 458-4148 for U.S. and Canada (pass code 7566685). For international, the dial-in number is (323) 794-2597 (pass code 7566685). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the webcast on its website. A replay of the call will also be available through February 12 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 7566685.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the fourth quarter of 2019 is available on the “Investors” section of the Company’s website.
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ABOUT UNUM GROUP
Unum Group (www.unum.com) provides a broad portfolio of financial protection benefits and services through the workplace, and is a leading provider of disability income protection worldwide. Through its Unum US, Unum UK, Unum Poland, and Colonial Life businesses, the company provides disability, life, accident, critical illness, dental and vision benefits that protect millions of working people and their families. Unum also provides leave and absence management services that streamline the leave experience for employers and employees, and stop-loss coverage to help self-insured employers protect against medical costs. Unum reported revenues of $11.6 billion in 2018 and provided $7.2 billion in benefits.
For more information, connect with us on Facebook (www.facebook.com/unumbenefits), Twitter (www.twitter.com/unumnews) and LinkedIn (www.linkedin.com/company/unum).
SAFE HARBOR STATEMENT
Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

programs; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (4) changes in or interpretations of laws and regulations, including tax laws and regulations; (5) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (6) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (7) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) changes in our financial strength and credit ratings; (10) our ability to execute on our technology systems upgrades or replacements; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) changes in accounting standards, practices, or policies; (14) effectiveness of our risk management program; (15) contingencies and the level and results of litigation; (16) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (17) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (18) fluctuation in foreign currency exchange rates; (19) ability to generate sufficient internal liquidity and/or obtain external financing; (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2018 and our subsequently filed quarterly reports on Form 10-Q. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended December 31		Year Ended December 31
	2019	2018	2019	2018
Revenue
Premium Income	$2,352.6	$2,263.3	$9,365.6	$8,986.1
Net Investment Income	616.3	608.6	2,435.3	2,453.7
Net Realized Investment Gain (Loss)	9.2	(41.4)	(23.2)	(39.5)
Other Income	56.5	50.3	221.2	198.2
Total Revenue	3,034.6	2,880.8	11,998.9	11,598.5

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,881.3	1,829.5	7,496.2	8,020.4
Commissions	270.3	275.8	1,122.7	1,108.4
Interest and Debt Expense	46.6	42.0	177.4	167.3
Cost Related to Early Retirement of Debt	2.1	—	27.3	—
Deferral of Acquisition Costs	(154.0)	(166.2)	(658.6)	(668.0)
Amortization of Deferred Acquisition Costs	141.4	136.9	609.9	565.5
Other Expenses	469.5	453.1	1,841.9	1,777.1
Total Benefits and Expenses	2,657.2	2,571.1	10,616.8	10,970.7

Income Before Income Tax	377.4	309.7	1,382.1	627.8
Income Tax	81.2	60.6	281.8	104.4

Net Income	$296.2	$249.1	$1,100.3	$523.4

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.44	$1.15	$5.25	$2.38
Assuming Dilution	$1.44	$1.15	$5.24	$2.38

Weighted Average Common Shares - Basic (000s)	205,565.5	217,049.3	209,728.9	219,635.6
Weighted Average Common Shares - Assuming Dilution (000s)	205,690.5	217,441.5	209,854.4	220,058.6
Outstanding Shares - (000s)			202,936.8	214,553.0

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31
	2019		2018
	(in millions)	per share *	(in millions)	per share *
Net Income	$296.2	$1.44	$249.1	$1.15
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $2.0; $(8.8))	7.2	0.04	(32.6)	(0.15)
Cost Related to Early Retirement of Debt (net of tax benefit of $0.4;$-)	(1.7)	(0.01)	—	—
After-tax Adjusted Operating Income	$290.7	$1.41	$281.7	$1.30

	Year Ended December 31
	2019		2018
	(in millions)	per share *	(in millions)	per share *
Net Income	$1,100.3	$5.24	$523.4	$2.38
Excluding:
Net Realized Investment Loss (net of tax benefit of $4.5; $11.0)	(18.7)	(0.09)	(28.5)	(0.12)
Cost Related to Early Retirement of Debt (net of tax benefit of $5.7; $-)	(21.6)	(0.11)	—	—
Long-term Care Reserve Increase (net of tax benefit of $-; $157.7)	—	—	(593.1)	(2.70)
After-tax Adjusted Operating Income	$1,140.6	$5.44	$1,145.0	$5.20

* Assuming Dilution

	December 31
	2019		2018
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$9,965.0	$49.10	$8,621.8	$40.19
Excluding:
Net Unrealized Gain (Loss) on Securities	615.9	3.03	(312.4)	(1.46)
Net Gain on Hedges	187.8	0.93	250.6	1.17
Subtotal	9,161.3	45.14	8,683.6	40.48
Excluding:
Foreign Currency Translation Adjustment	(281.6)	(1.39)	(305.2)	(1.42)
Subtotal	9,442.9	46.53	8,988.8	41.90
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(484.8)	(2.39)	(447.2)	(2.08)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$9,927.7	$48.92	$9,436.0	$43.98

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10